Exhibit 99.1

NEWS BULLETIN
M.D.C. HOLDINGS, INC.	RICHMOND AMERICAN HOMES HOMEAMERICAN MORTGAGE
FOR IMMEDIATE RELEASE
MONDAY, JANUARY 30, 2012

Contact:	Robert N. Martin
Vice President of Finance
(720) 977-3431
bob.martin@mdch.com

M.D.C. HOLDINGS NAMES JOHN M. STEPHENS

SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

DENVER, Monday, January 30, 2012 - M.D.C. Holdings, Inc. (NYSE: MDC) today announced that John M. Stephens has been appointed by the Board of Directors to the position of Senior Vice President, Chief Financial Officer and Principal Accounting Officer, effective February 13, 2012.

Stephens possesses more than 20 years of experience in business, accounting and corporate finance, including 5 years in public accounting with the international accounting firm Arthur Andersen LLP and 15 years in homebuilding. Most recently, he served as Senior Vice President and Chief Financial Officer for Standard Pacific Corp., one of the country’s largest publicly traded homebuilders, where he led a finance organization of more than 50 people. Stephens brings to MDC his strong financial leadership experience in finance, treasury, SEC reporting, strategic investments and accounting. He holds a bachelor’s degree in business economics with an emphasis in accounting from University of California at Santa Barbara and is also a Certified Public Accountant.

Larry A. Mizel, MDC’s chairman and chief executive officer stated, “John’s career experience and professional credentials make him a natural choice for our CFO position. He offers a deep understanding of the homebuilding industry, and he has a proven track-record of success in driving financial growth and shareholder value. We are confident that John will enhance our senior management team and help us to become an even stronger, more successful enterprise as we work towards our goal of returning to profitability in 2012.”

The Company previously disclosed on Form 8-K the resignation of Vilia Valentine, Vice President – Finance, Corporate Controller and Chief Accounting Officer, effective as of January 4, 2012. The Company agreed to retain Ms. Valentine, on a consulting basis, to continue to serve

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as the Company’s principal financial officer and principal accounting officer through the date the Company files its Form 10-K for the year ending December 31, 2011, which is anticipated to occur on or about February 2, 2012.

About M.D.C. Holdings, Inc.

Since 1972, MDC’s subsidiary companies have built and financed the American dream for more than 165,000 families. MDC’s commitment to customer satisfaction, quality and value is reflected in each home its subsidiaries build. MDC is one of the largest homebuilders in the United States. Its subsidiaries have homebuilding operations across the country, including the metropolitan areas of Denver, Colorado Springs, Salt Lake City, Las Vegas, Phoenix, Tucson, Riverside-San Bernardino, Los Angeles, San Francisco Bay Area, Washington D.C., Baltimore, Philadelphia, Jacksonville and Seattle. The Company’s subsidiaries also provide mortgage financing, insurance and title services, primarily for Richmond American homebuyers, through HomeAmerican Mortgage Corporation, American Home Insurance Agency, Inc. and American Home Title and Escrow Company, respectively. M.D.C. Holdings, Inc. is traded on the New York Stock Exchange under the symbol “MDC.” For more information, visit www.mdcholdings.com.

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